                                                                 EXHIBIT 1(d)(1)

                  AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2
                         Certificate of Termination of
                Institutional Class I and Institutional Class II
                     of American General S&P 500 Index Fund

The undersigned, being the Vice President and Assistant Secretary of American General Series Portfolio Company 2, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section
6.1 of the Trust's Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees, and upon the finding that no such Shares of these Classes are outstanding, does hereby terminate the Institutional Class I and Institutional Class II Classes of Shares of the American General S&P 500 Index Fund.


         August 26, 1998


         /s/ NORI L. GABERT
         ---------------------
         Nori L. Gabert,
         Vice President and
         Assistant Secretary